SHAREDLABS, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated August 14, 2017 between the Executive and the Company (the “Effective Date”) is made by and between SharedLabs, Inc., a Delaware corporation (the “Company”), with a place of business at 118 W Adams, Suite 200, Jacksonville, FL 32202 USA, and John F. Andrews (“Executive”), an individual residing at 197 Admirals Way South, Ponte Vedra Beach FL 32082.

The Company agrees with you as follows:

1. Position and Responsibilities. The Company will employ Executive and Executive shall serve as Executive Vice President at Company, and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment. The Company may ask, and Executive will agree, to serve as Chief Operating Officer or in other Officer roles from time to time. At no time will Executive hold less title than Executive Vice President.

Subject to Section 4 below, Executive will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. Executive agrees to perform such executive duties as may be assigned to him from time-to-time by the Company’s Chief Executive Officer (CEO), or other executive as the CEO shall determine. You will report to the Chief Executive Officer or other executive as the CEO shall determine.

Executive will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

2. Term of Employment; Termination. The effective date of this Agreement is the date first set forth above. Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

(a). Executive’s death, or any illness, disability or other incapacity in such that you are physically rendered unable regularly to perform your duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

(b). thirty (30) days after you, for any reason, give written notice to the Company of your termination;

(c). thirty (30) days after the Company, with cause, gives written notice to you of your termination; and

(d). August 14, 2020.

1

The determination regarding whether you are physically unable regularly to perform your duties under (a) above shall be made by the CEO. Your inability to be physically present on the Company’s premises shall not constitute a presumption that you are unable to perform such duties, although you acknowledge that the CEO has the authority and prerogative to designate a work location in the Jacksonville, FL area and require you to be present at times of his choosing.

Any notice required to be given pursuant to this Section 2 shall be given in accordance with the provisions of Section 10 hereof. The exercise of either party’s right to terminate this Agreement pursuant to subsections (b) or (c) above shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

You may be terminated for cause if you are convicted of a felony or any crime involving moral turpitude, or participate in any fraud against the Company, or willfully breach your duties to the Company, or wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach Section 4 of this Agreement or any material provision of the Employee Proprietary Information Agreement, between you and the Company (the “Proprietary Information Agreement”), or if you fail or refuse to perform duties as may be assigned to you by the Company’s Chief Executive Officer (CEO), the Company’s Board of Directors, or other executive as the CEO or Board of Directors shall determine.

3. Compensation. The Company shall pay to you for the services to be rendered hereunder as follows:

(a) Base Salary. Base salary at an annual rate of $185,000 (one hundred eighty five thousand dollars), subject to increases in accordance with the policies of the Company, as determined by its Board of Directors, in force from time to time, payable in installments in accordance with Company policy. You shall also be entitled to all rights and benefits for which you shall be eligible to participate in under a plan offered by the company which may include, executive bonus, group insurance, long-term disability, life insurance, profit-sharing or other Company benefits which may be in force from time to time and provided to you or for the Company’s employees generally.

(b) Executive Bonus Incentive. An executive bonus incentive of $185,000 (one hundred eightyty five thousand dollars) (the “Target Amount”) based on the Chief Executive Officer’s assessment of Executive’s performance in helping the Company achieve it’s annual operating goals and other goals as assigned by the CEO.

2

(i). Executive will be eligible for payment of the full Target Amount upon SharedLabs achieving 100% of its EBITDA target, regardless of revenue achievement; or

(ii). Executive will be eligible for payment of the full Target Amount upon SharedLabs reaching 125% of its revenue target, regardless of EBITA achievement; or

(iii). Executive will be eligible for payment of the full Target Amount upon achieving specific financial targets, as assigned by the company, for his area of responsibility, regardless of revenue or EBIDTA achievement of the Company.

4. Benefits. Executive shall be entitled to three (3) weeks of vacation and six (6) illness days per year during the term of this Agreement.

In the event Executive is terminated without cause pursuant to Section 2(c) hereof, (i) in addition to amounts payable under Section 7 hereof, the Company shall continue to pay your salary as provided in 3.1 above for the a period of three (3) months following any such termination. Notwithstanding the foregoing, in the event that Executive is terminated without cause pursuant to Section 2(c) hereof in the first 90 days of employment, the Company shall continue to pay Executive’s salary as provided in 3.1 above for the a period of six (6) months

5. Other Activities During Employment. Except with the prior written consent of the Chief Executive Officer, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than those in which you are a passive investor, provided however that no such investment can be made in a company that is competitive to the Company. You may be a member of a board of directors or trustees, and engage in civic and not-for-profit activities, so long as such activities do not materially interfere with the performance of your duties hereunder.

Except with the prior written consent of the Chief Executive Officer, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

During the term of your employment by the Company, and except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

3

6. Former Employment. Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company, except in accordance with agreements between your former employer and the Company.

If, in spite of the second sentence of Section 6, you find confidential information belonging to any former employer might be usable in connection with the Company’s business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers (except in accordance with agreements between the Company and any such former employer). During your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

7. Proprietary Information and Assignment of Ideas. Executive acknowledges and agrees that throughout the period of his employment with the Company and continuing as long as I remain associated with the Company, I hold a fiduciary obligation to the Company and its affiliates. I further agree and acknowledge that all Confidential and Proprietary Information, as such term is defined below, in any form, is, and shall remain, the sole and exclusive property of the Company, and upon termination of my employment with the Company, I hereby agree to return to the Company the originals and all copies of such Information within my possession or control, regardless of form. I expressly agree never to disclose to any person or entity any Confidential and Proprietary Information of the Company, of any subsidiary, or affiliate thereof, either during the term of my employment or at any time after termination of such employment, except upon the Company’s express prior written authorization and consent.

8. Confidential and Proprietary Information. As used in this Agreement, the term “Confidential and Proprietary Information” shall mean any and all information and know-how not in the public domain, in any form, concerning the Company’s business or financial affairs, including the business or financial affairs of the Company’s affiliates. By way of illustration but not limitation, Confidential and Proprietary Information may include technical information, designs, drawings, processes, systems, procedures, formulae, test data, improvements, price lists, financial data, code books, invoices and other financial statements, computer programs, discs and printouts, sketches, and plans (engineering, architectural and otherwise), customer lists, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is used in the business of the Company or any subsidiary or affiliate and which gives the Company or any subsidiary or affiliate an opportunity to obtain an advantage over competitors of SharedLabs.

4

9. Assignment of Ideas. All improvements, discoveries, inventions, designs, documents or other data (whether or not deemed patentable) conceived, developed, made, perfected, acquired, or first reduced to practice, in whole or in part, in furtherance of my employment with the Company or subsidiaries and affiliates shall be promptly disclosed to the Company, and I hereby assign and transfer my right, interest and title thereto and such improvements, discoveries, inventions, designs, documents, or other data shall become the property of the Company. I will join and render assistance in any proceedings, and execute any papers necessary to file and prosecute applications for, and to acquire, maintain and enforce letters, patents, trademarks, registrations and/or copyrights, both domestic and foreign, with respect to such improvements, discoveries, inventions, designs, documents, or other data as required for vesting title to same in the Company.

10. Post-Employment Consultation. Upon the termination or expiration of your employment with the Company pursuant to Sections 2(b) or (c) above, if mutually agreeable the Company shall have the option to retain you as a consultant by notifying you in writing of its desire to so retain you within 30 days following the date of such expiration or termination. Such notice shall be mailed to you at your last address as it appears in the Company’s records.

If the Company retains you as a consultant, during the period of such retention you will hold yourself available to render services for up to 24 months for not more than 16 hours per month, for which the Company shall pay you monthly under this Section 10 an amount equal to 25% of your monthly basic salary obtaining under Section 3 at the time of termination of your employment, whether or not you are called upon to render any services in any such month. Any out-of-pocket expenses which your consulting activities for the Company may require will be reimbursed in accordance with the Company’s policies in force at that time.

During any period in which you are retained by the Company as a consultant, the Company may terminate your status as a consultant by giving you 90 days written notice, during which 90-day period you shall continue to receive your monthly consulting fee but shall not be obligated to render or hold yourself available to render any consulting services during such period. Thereafter the Company shall have no further liability for consulting fees. All other prohibitions of the Proprietary Information Agreement shall survive termination of your status as a consultant.

11. Post-Employment Activities. If the Company retains you as a consultant pursuant to Section 10, above, then the following restrictions shall apply so long as the Company retains you as a consultant:

(a) Absent the Company’s prior written approval, you will not directly or indirectly engage in activities (similar or reasonably related to those in which you engaged hereunder during the two years immediately preceding the termination of your employment with the Company), nor render services (similar or reasonably related to those which you rendered hereunder during such two years) in either case to any firm or business organization which directly competes with the Company in any line of business engaged in (or planned to be engaged in) by the Company, whether now existing or hereafter established, nor shall you engage in such activities or render such services to any other person or entity engaged or about to become engaged in such activities to, for or on behalf of any such firm or business organization, nor shall you entice, induce or encourage any of the Company’s other employees to engage in any activity which, were it done by you, would violate any provision of this Agreement.

5

(b) The Company may give you written approval(s) to engage personally in any activity or render services referred to in Subsection (a), above, if it secures written assurances (satisfactory to the Company) from you and from the prospective employer(s) that the integrity of the Proprietary Information provisions of this Agreement will not in any way be jeopardized by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company shall be borne by Executive.

(c) The provisions of Sections 6, 10, and 11 shall be applicable to you and you shall comply therewith. As applied to such consulting period, the term “any line of business engaged in (or planned to be engaged in) by the Company”, as used in Section 6, 10, and 11, shall be applied as at the date of termination of your employment.

12. Remedies. Your duties under the with respect to Proprietary Information set forth in this Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of those Proprietary Information provisions would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

13. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by you.

14. Notices. Any notice which the Company is required or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

6

15. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

16. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

17. Attorney Fees. If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

18. Separability. This Agreement shall be deemed to consist of a series of separate covenants. Executive expressly agrees that the character of such covenants are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character is unreasonable in light of the circumstances as they now or then exist, then it is Executive’s intention that this Agreement be construed by the court in such a manner as to impose those restrictions on my conduct which are reasonable in light of such circumstances and as are necessary assure the Company of the intended benefit of this Agreement. If, any judicial proceeding, a court shall refuse to enforce all of the separate covenants herein because, taken together, they are deemed to be more extensive than necessary to assure the Company of the intended benefit of this Agreement, Executive expressly agrees that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of the State of Florida, such contravention or invalidity shall not invalidate this Agreement in its entirety but rather this Agreement be construed, insofar as the laws of the State of Florida are concerned, as not containing the provision or provisions contravening or invalid under the laws of the State of Florida, and the remaining rights and obligations created hereby shall be construed and enforced accordingly.

19. Entire Agreement. This Agreement supersedes any agreement previously executed by me relating to the subject matter hereof. This Agreement shall inure to the benefit of the successors and assigns of SharedLabs and shall be binding upon my heirs, assigns, administrators and representatives. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

7

20. Governing Law. This Agreement shall in all respects be governed, construed and enforced in accordance with the laws of the State of Florida, excluding its principles of conflicts of laws.

21. Legal Review. I acknowledge that I have read and understand the contents of this Agreement, and have been afforded the opportunity to obtain the advice of my own attorney in connection with the execution and delivery of this Agreement.

22. Legal Relief. In the event Executive breaches or threatens to breach any of the provisions expressed herein, I recognize and agree that the damages to the Company will be great and irreparable; therefor, the Company may apply to a court of competent jurisdiction for injunctive or other equitable relief to restrain such breach or threat of breach, without disentitling the Company from any other relief in either law or equity.

22. Other Agreements. I hereby represent that I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreements to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company.

23. Stock Options. The Company may grant to Executive stock options from time to time to purchase one or more classes of the Company’s stock in amounts determined from at the time of such grant.

(i) As a one-time inducement to sign this agreement, the Company will issue Executive stock options in the amount equal to one year’s annual salary, and

(ii) provided the Board of Directors determines that the Company has achieved 100% of its revenue and EBIDTA targets (as detailed above) in 2017, the Company will grant Executive an additional tranche of Stock Options in an amount equal to one time Executives annual salary.

24. The words “I,” “me,” “my,” “you,” “your,” “his,” “consultant” and “Executive” refer exclusively to Executive.

The rest of this page intentionally left blank.

8

SharedLabs, Inc.

By:
Jason M. Cory, Chief Executive Officer
Date:	August 14, 2017

John F. Andrews, Chief Operating Officer
Date:	August 14 , 2017

9